Exhibit 99.1

Upwork Announces the Suspension of Business in Russia and Belarus and Withdraws First Quarter and Full-Year 2022 Guidance due to Uncertainties Related to Russian Invasion of Ukraine

SAN FRANCISCO – March 7, 2022 – Upwork Inc. (Nasdaq: UPWK), the world’s largest work marketplace that connects businesses with independent talent, as measured by gross services volume (“GSV”), today announced the suspension of all business operations in Russia and Belarus, taking full effect by May 1, 2022 and starting with shutting down support for new business generation in each country. Over the coming days, customers in Russia and Belarus will no longer be able to sign up for new accounts, initiate new contracts, or be visible in search. Existing contracts with talent and clients in the region will remain open, with final billing due by May 1, 2022. The Company is also withdrawing its previously issued first-quarter and full-year 2022 guidance due to rapidly evolving, increased risks and uncertainties, as well as an untenable operational position and dire geopolitical situation associated with the ongoing Russian war against Ukraine.

Approximately 10% of Upwork’s total revenue in 2021 was derived from work where either the talent or the client was located in the region, with Ukraine representing approximately 6% and Russia and Belarus representing approximately 4% combined. Nearly all such revenue was derived from work performed by talent inside the region for clients located in other parts of the world. Since the beginning of the invasion in late February 2022, Upwork has experienced a meaningful decrease in activity from talent in the region, most notably in Ukraine. Given the complex nature of Upwork’s business and two-sided nature of its work marketplace, and with talent on the work marketplace located in over 180 countries, Upwork is monitoring the impact on client spend from clients that have historically engaged talent in the impacted region and the extent to which those clients engage talent in other regions.

Upwork’s first priority is the safety and well-being of its team members and their families in the region, and the Company has undertaken extensive efforts to support them. Upwork has provided financial and other support, including paying certain expenses for team members seeking to relocate from the affected region. The Company has also already incurred or committed several million dollars of other unplanned expenses, including a donation of $1 million to Direct Relief International to alleviate the humanitarian crisis in Ukraine, and expects to incur additional expenses as events unfold. These unforeseen expenses, along with the decrease in activity from talent in the region, will impact Upwork’s first-quarter and full-year 2022 financial results, including revenue and adjusted EBITDA.

Forward-Looking Statements

This press release includes estimates and statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Our estimates and forward-looking statements are based on our current expectations and estimates of future events and trends, which affect or may affect our business and operations. These statements may include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,”

“plan,” “estimate” or similar expressions. Those future events and trends may relate to, among other things, the ongoing Russian invasion of Ukraine and the effect that it may have on our business, operating results, financial condition, and access to capital. Other factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the risk factors discussed in Upwork’s most recent Annual Report on Form 10-K, particularly under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and other filings with the Securities and Exchange Commission. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Upwork undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Upwork

Upwork is the world’s work marketplace. We serve everyone from one-person startups to over 30% of the Fortune 100 with a powerful, trust-driven platform that enables companies and talent to work together in new ways that unlock their potential. Our global talent community earned over $3.3 billion on Upwork in 2021 across more than 10,000 skills in categories including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at upwork.com and join us on LinkedIn, Twitter, Facebook, Instagram, and TikTok.

Contacts:

Evan Barbosa

Investor Relations

investor@upwork.com

Aaron Motsinger

Communications

press@upwork.com